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                                                                 EXHIBIT (A)(4)

           OFFER BY COAST DENTAL SERVICES, INC. TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF ITS COMMON STOCK
                             AT $4.50 NET PER SHARE
                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                          AT 5:00 P.M., EASTERN TIME,
                    ON APRIL 1, 2003 (THE "EXPIRATION DATE")
                         UNLESS THE OFFER IS EXTENDED.
                                 MARCH 4, 2003


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         We have been appointed by Coast Dental Services, Inc., a Florida corporation (the "Company"), to act as Dealer Manager in connection with Coast Dental's offer to purchase for cash all outstanding shares of its common stock, $.001 par value per share (the "Shares"), at a price of $4.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in Coast Dental's Offer to Purchase, dated March 4, 2003 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"), enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A SUFFICIENT NUMBER OF SHARES SUCH THAT THE COMPANY WOULD HAVE LESS THAN 300 SHAREHOLDERS. SEE "INTRODUCTION" AND "THE TENDER OFFER - CERTAIN CONDITIONS OF THE OFFER" OF THE OFFER TO PURCHASE.

         Enclosed for your information and use are copies of the following documents:

         1.       Offer to Purchase, dated March 4, 2003;

         2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to American Stock Transfer & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

         4.       A letter to shareholders of Coast Dental from Coast Dental.

         5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         6. Guidelines for Certification of Taxpayer ID Number on Substitute Form W-9; and

         7.       Return envelope addressed to the Depositary.

         WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON APRIL 1, 2003, UNLESS THE OFFER IS EXTENDED.

         In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to


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Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

         If holders of Shares wish to tender, but cannot deliver their certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described under "The Tender Offer - Procedures for Tendering Shares" in the Offer to Purchase.

         The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary, MacKenzie Partners, Inc. (the "Information Agent") and the undersigned as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Coast Dental will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

         Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.


                                    Very truly yours,

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         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER
YOU, OR ANY OTHER PERSON, THE AGENT OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENT AND THE STATEMENTS CONTAINED THEREIN.


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